Astor Investment Management Lakewood Investment Management

Code of Ethics and Insider Trading Policy

Overview of the Code of Ethics and Insider Trading Policy

This Code of Ethics and Insider Trading Policy (the “Code”) establishes the standards of conduct and professionalism expected of the employees and other associated persons of Astor Investment Management LLC (“Astor”) and Lakewood Investment Management LLC (“Lakewood”) (together “Firms”). The Code covers all Supervised Persons, as defined herein, and has been approved by the Firms’ senior management. The Code is designed to:

a) Educate Supervised Persons about the Firm’s expectations regarding their conducts and the laws and principles governing their conduct;

b) Protect the Firms’ clients (“Clients” which means any individual or entity for whom the Firms serve as investment adviser, including Astor and Lakewood mutual funds and arrangements in which the Firms enters into an investment management agreement with the account holder or model- provider arrangements through which the Firms provides advice to the registered investment adviser/platform sponsor) by deterring misconduct by Supervised Persons of the Firms;

c) Instill in Supervised Persons that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of Clients at all times;

d) Protect the interests of Clients;

e) Protect the reputation of the Firms;

f) Guard against violation of the securities laws; and

g) Establish procedures for Supervised Persons to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

General Fiduciary Principals

As a fiduciary for its Clients, the Firms have the duty to at all times to act in the best interests of Clients  and deal fairly with them. The Firms and their Supervised Persons, as fiduciaries, have an affirmative duty of utmost good faith, confidentiality, and full and fair disclosure of all material facts, as well as an affirmative obligation to employ reasonable care to avoid misleading Clients. These responsibilities includes the requirement that all personal securities transactions made by Supervised Persons be conducted in a manner that is consistent with the Code, and that Supervised Persons avoid any actual or potential conflict of interest and do not abuse their position of trust and responsibility. Fiduciary duties also require that Supervised Persons do not take inappropriate advantage of their position with the Firms and that they keep information concerning the identity of Clients and their security holdings and financial circumstances confidential. All Supervised Persons perform their duties with the skills that they represent themselves to possess. These standards are based on the requirements of the Investment Advisers Act of 1940 (“Advisers Act”) and the Insider Trading and Securities Fraud Enforcement Act. These fiduciary principles govern all conduct, whether or not the conduct is specifically covered by the Code.

Certifications

The Chief Compliance Officer of the Firm (the “CCO”) is responsible for obtaining all certifications required by the Code.

Initial Certification

The Firms provide all Supervised Persons with a copy of the Code at the onset of their employment and as the Code is amended from time to time. Supervised Persons must certify in writing by signing a

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certification that they: (a) have received a copy of the Code; (b) have read and understand all provisions of the Code; and (c) have agreed to comply with the terms of the Code.

Acknowledgement of Amendments

Supervised Persons are provided with any amendments to the Code and Supervised Persons must submit a written acknowledgement that they have received, read, understand and agree to comply with the amendments to the Code.

Annual Certification

At least annually, all Supervised Persons must certify that they have received, read, understand, and agree to comply with the Code.

Reporting Violations

Violations of the Code will be taken seriously. Each Supervised Person has an obligation to report known or suspected violations of the Code to the Firms’ CCO in an expeditious manner. Reports of violations  will be kept strictly confidential in order to avoid retaliation from those involved. The Firms will also allow anonymous submissions of violation reports so as to keep concerned Supervised Persons at ease. Any breach of the confidentiality of a report of a violation of the Code will constitute a further violation of the Code and will be dealt with as such.

Topics Addressed in the Code

The Code governs securities-related conduct and establishes standards and procedures for such conduct that are based on fiduciary principles. The Code focuses specifically on the topics of prohibited conduct and personal securities transactions, insider trading and other conflicts of interest.

Persons Covered by the Code

All provisions of this Code apply to “Supervised Persons,” who are defined as:

• Directors, officers and partners of the Firms;

• Employees of the Firms;

• Any other person who provides investment advice on behalf of the Firms and is subject to the Firms’ supervision and control; and

Certain provisions of the Code apply only to “Access Persons.” Based on the Firms’ size and business model, generally all employees are also designated as Access Persons under the Code.

References to the accounts of Access Persons include the accounts of such individuals’ “Immediate Family,” including any family member related by blood, marriage, or domestic partnership and living in the person’s household, as well as any account in which the Supervised Person or Access Person has a direct or indirect Beneficial Interest.

You should generally consider yourself to have a “Beneficial Interest” in a security if you have the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise to profit, or share in any profit derived from, a transaction in the security. An Access Person is deemed to have a Beneficial Interest in the following:

• Any security owned individually by the Access Person;

• Any security owned jointly by the Access Person with others (including spousal accounts, partnerships, trusts, etc.)

• Any security in which a member of a Access Person’s Immediate Family has a Beneficial Interest if:

o The security is held in an account over which the Access Person has decision making authority or

o The security is held in an account for which the Access Person acts as a broker or investment advisor representative

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An Access Person is presumed to have a Beneficial Interest in any security in which a member of the Access Person’s Immediate Family has. This presumption may be rebutted if the Access Person is able to provide the CCO with satisfactory assurances that the Access Person has no material Beneficial Interest in the security and exercises no control over investment decisions regarding the security.

Securities Covered by the Code

A “Covered Security” for purposes of the Code means any stock, bond, future, investment contract, exchange traded product or any other instrument that is considered a security within the federal securities laws. The term is very broad and includes financial instruments that may not ordinarily be thought of as securities, such as:

• Options on securities, indexes and currencies, and other derivative instruments;

• All kinds of limited partnerships;

• Foreign unit trusts and foreign mutual funds; and

• Private investment funds and hedge funds.

The following financial instruments are not considered Covered Securities for purposes of the Code:

• Direct obligations of the U.S. government (e.g., U.S. Treasury securities);

• Bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short- Term Debt Instruments, including repurchase agreements;

• Shares issued by money mutual market funds;

• Shares of open-end mutual funds that are not advised or sub-advised by the Firms (or certain affiliates, as applicable); and

• Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firms (or certain affiliates,

as applicable).

A “High Quality Short-Term Debt Instrument” is any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

Investment Company Act Requirements

The Firms advise at least one open-end registered investment company (“Funds”) that is subject to the Investment Company Act of 1940, as amended (the “Company Act”). The Funds are a part of the Northern Lights Fund Trust which maintains a separate Code of Ethics as required under Rule 17j-1 of  the Company Act (the “NL Code”). The personal trading reports required under the NL Code are identical to the personal trading reports required herein and are intended to fulfill the Firm’s personal trading reporting obligations under both Advisers Act Rule 204A-1 and Company Act Rule 17j-1.

Compliance with Laws and Regulations

All Supervised Persons must comply with applicable securities laws. Supervised Persons are not permitted to directly or indirectly:

• Employ any device, scheme or artifice to defraud any Client or prospective investor;

• Engage in any transaction, practice or course of business that operates as a fraud deceit upon any Client or prospective investor;

• Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts and price manipulation;

• Knowingly buy or sell a security requiring pre-approval unless the transaction is pre-approved by the CCO;

• Trade mutual fund shares after the close of trading (i.e., participate in “late trading”); and

• Engage in “market timing” transactions involving mutual fund shares.

Conflicts of Interest

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As a fiduciary, the Firms have an affirmative duty of care and loyalty honesty to act in the best interests of its Clients. These duties require that the Firms and its Supervised Persons take all reasonable measures to avoid conflicts of interest with Clients, and under circumstances where a conflict cannot be avoided, fully disclose all material facts concerning any conflict that does arise with respect to any Client. In addition, Supervised Persons shall take all reasonable measures avoid situations that have even the appearance of a conflict of interest or impropriety.

Conflicts among Clients

Conflicts of interest may arise where the Firms or its Supervised Persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). The Code specifically prohibits inappropriate favoritism of one Client over another Client for any reason.

Manipulative Practices and Insider Trading

Supervised Persons are prohibited from using knowledge about actual or pending securities transactions in Client accounts (including the account of the Funds) to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. With respect to a Client account or a personal account, Supervised Persons are prohibited, alone or with others, from engaging in trading or apparent trading activity for the purpose of inducing purchases or sales by others, or engaging in trading or apparent trading activity for the purpose of causing the price of a security to move up or down. Supervised Persons are prohibited from trading, either personally or on behalf of others, in securities  about which they are in possession of material, nonpublic information (i.e., Supervised Persons are prohibited from insider trading). The conflicts raised by insider trading, as well as the Firms’ policy and procedures regarding insider trading are addressed more specifically in Section V below.

Personal Securities Transactions Restrictions

Supervised Persons or Access Persons, as applicable, are required to strictly comply with the Firms’ policies and procedures regarding personal securities transactions, as set forth below. (Details regarding the additional required reporting of Access Persons’ personal securities transactions are set forth in Section IV.)

General Pre-Approval Requirements

Supervised Persons must seek pre-approval from the CCO or its designee (or in the case of the CCO, from the Vice President of Operations) prior to making a personal purchase or sale (or a purchase or sale on behalf of a principal account of the Firm) in the following securities:

• Exchange Traded Funds (“ETFs”) or any other instruments in which the composites or funds are currently or soon to be allocated

• Options and other derivatives of ETFs or any other instruments in which the composites or funds are currently or soon to be allocated and

• Shares of the Astor or Lakewood Funds

Restrictions and Limitations

The CCO, in making pre-approval determinations, shall consider the following:

• Personal trading activities are not interfering with employee’s job performance or duties

• The shadowing of a customer account is prohibited. However, employees are permitted to open fee-paying accounts with the firm; such accounts will be treated in the same manner as any other client account and will be traded according to the firm’s procedures for trading client accounts.

• Any orders based on knowledge of an impending trade for client accounts or immediately following the execution of a client trade where market impact was evident is prohibited.

•

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The firm may, from time to time, place a stock on the restricted list. All employees are prohibited from entering orders in such restricted stocks until the stock is removed from the restricted list.

Any exceptions to these guidelines shall be documented by the CCO along with the reason for the exception.

 Initial Public Offerings (“IPOs”) and Limited Offerings (“Private Placements”)

Any purchases of IPOs or private placements by an Access Person must be pre-approved in writing by the CCO prior to the consummation of the transaction.

Gifts and Entertainment

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to government officials. Apart of these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Accordingly, the Firms have adopted the following policies related to the giving and receiving of gifts. Note that the CCO should be consulted for guidance if questions on gift policies arise.

Acceptance of Gifts

On occasion, because of their position with the Firms, Supervised Persons may be offered or may receive gifts from Clients, brokers, vendors or other persons with whom the Firms have an existing or prospective business relationship. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Firms. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve- month period), customary business meals, reasonable entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Note, however, that cash or cash equivalents cannot be accepted as gifts. All gifts that might violate this Code must be promptly reported  to the CCO.

Solicitation of Gifts

Supervised Persons are prohibited from soliciting gifts of any size from persons with whom the Firms have an existing or prospective business relationship.

Giving of Gifts

Supervised Persons may not give any gift with a value in excess of $100 per year to a Client, prospective investor or persons who do business with, advise, or render professional services to the Firms. In addition, cash and cash equivalents cannot be given as gifts. All gifts must be recorded to ensure that adherence to limits is properly tracked.

Customary Business Amenities

Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent or so costly as to raise any questions of impropriety. Customary business amenities which Supervised Persons and, if appropriate, guests may accept or give include an occasional meal, a ticket to a sporting event, the theater or a concert, green fees, an invitation to a reception or cocktail party, or any type of comparable entertainment venue. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event.

Compliance with Law and Gift Policies

All gifts, given or received, must be permitted by law, this Code, and any applicable third-party policies.

Avoidance of Conflicts of Interest and Impropriety

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Supervised Persons may not offer or accept gifts that could influence decision-making, influence an action, or reward an action. In addition, a gift should never be offered or accepted under circumstances that might create the appearance of an impropriety. Supervised Persons should never offer or accept a gift if public disclosure of the gift would be embarrassing to the Firms or a third party.

Political and Charitable Contributions

Supervised Persons are prohibited from considering the Firms’ current or anticipated business relationship as a factor in soliciting or making political contributions or charitable donations. All political and charitable contributions made by Supervised Persons must also comply with any other applicable firm policies, including Pay-to-Play Policies.

Confidentiality

The identities of Clients, as well as information regarding both (a) Covered Securities held by Clients through their investments in the Firms’ managed account products and the Funds and (b) securities that are being considered for purchase by the account of a Client or prospective client or investor, the financial circumstances of Clients and advice furnished to Clients by the Firms, is confidential. Supervised Persons are prohibited from disclosing to persons outside the Firms any such material nonpublic information about any Client, the securities investments made by the Firms on behalf of a Client, information about contemplated securities transactions, or information regarding the Firms’ trading strategies, except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. Access to the computer files containing nonpublic information is restricted.

The Firms maintain and comply with an Information Security and Privacy Policy under Regulation S-P (the “Privacy Policy”), which is designed primarily to protect ensure the security and confidentiality of Client records and information. The Privacy Policy is described in detail in the Compliance Manual.

Service on a Board of Directors

The Firms prohibit Supervised Persons from serving as directors of public companies. Exceptions to this general rule will be made only with prior written approval by the CCO. A Supervised Person that is a director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Other Outside Business Activities

Supervised Persons may not engage in outside business or investment activities that may interfere with their duties with the Firms. Any outside business activity requires written pre-approval by the CCO. Supervised Persons must also request approval prior to accepting an executorship, trusteeship or power of attorney, other than with respect to a family matter.  Regardless of whether an activity is specifically addressed in the Code, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm Clients, or the reputation of the Firms.

Reporting Requirements

Initial and Annual Personal Holdings Reports

Within 10 days of becoming an Access Person and at least annually thereafter, an Access Person must submit a report of all personal holdings in Covered Securities. The holdings report must include: (i) the  title and exchange ticker symbol (or CUSIP number) and type of the Covered Securities, the number of shares held and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Covered Securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the report is submitted.

The information supplied must be current as of a date no more than 45 days before the initial or annual report is submitted. A recent brokerage account statement satisfies these requirements.

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The CCO may restrict transactions of Covered Securities held in the personal accounts of Access Persons at any time in any manner, including those more restrictive than that described in the Code.

List of Brokerage Accounts

Within 10 days of receipt of a copy of this Code, each Access Person shall be required to identify to the CCO all brokerage accounts in which the Access Person has Beneficial Interest.  Each Access Person must arrange for duplicate copies of all monthly brokerage account statements, containing a listing of all trades completed in the prior month, to be sent directly to the Firms to the attention of the CCO. Each Access Person must advise the CCO of his or her intent to open, and receive authorization before opening, any new brokerage accounts.

Quarterly Transaction Reports

Access Persons must submit to the CCO a report of all personal transactions in Covered Securities made during each calendar quarter no later than 30 days after the end of the quarter. The quarterly transaction reports must include information about each transaction involving a Covered Security in which the Access Person had, or as a result of a reported transaction acquired, any direct or indirect beneficial ownership. The reports also must include:  (i) the date of each transaction, the title and exchange ticker symbol (or CUSIP number), the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security; (ii) the nature of each Covered Security transaction (e.g., purchase, sale); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the Covered Security transaction was effected; and

(v) the date the report is submitted. Recent brokerage account statements satisfy these requirements. The CCO must submit the same information to the Director of Trading.

Duplicate Brokerage Confirmations and Statements

Access Persons must provide the Firms with information necessary to request duplicate copies of confirmations of all personal transactions in Covered Securities and copies of periodic statements for all accounts holding Covered Securities. Provided no new accounts are opened or trades are made outside of accounts for which the Firms receive duplicate confirmations and statements, Access Persons need not submit their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

Reporting Exemptions

An Access Person need not submit:

a) Any transaction or holding report with respect to Covered Securities held in accounts over which the Access Person has no direct or indirect influence or control;

b) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

c) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records, as long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

Monitoring of Personal Transactions

The CCO is responsible for reviewing and monitoring personal transactions in Covered Securities and trading patterns of Access Persons. The CCO’s personal transactions in Covered Securities and trading patterns are reviewed and monitored by the Director of Trading.

If a review of duplicate confirmations and statements indicates that an Access Person may be engaging in inappropriate trading activity, the CCO may take action as necessary, such as requiring the Access Person to cancel the transaction(s) at issue or taking appropriate disciplinary action, depending on the nature of the transaction(s) and based on the potential for any Client harm.

Overview of Insider Trading

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Insider trading is the improper trading in securities on the basis of price sensitive information that is available to an individual and is not generally available to others. It includes procuring or inducing another person to buy or sell securities about which insider information is known, also referred to as “tipping.”

If an individual has actual or imputed knowledge about a security that is price sensitive and is not generally available to the public (and is aware or should be aware that such information is not generally publicly available) must not:

a) buy or sell the security;

b) recommend or suggest to others that they buy or sell the security;

c) communicate the nonpublic price information to another person that the individual knows or should know would be likely to use the information to buy or sell security.

Insider trading is illegal and in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  Breaches of the prohibition on insider trading may result in fines of up to $200,000 and/or up to 5 years’ imprisonment.

Insider Trading Policy

Insider trading and tipping by the Firms and all Supervised Persons, including individuals or entities directly or indirectly related to Supervised Persons or under the Firms’ direct or indirect control, is strictly prohibited.  A breach of this insider trading policy is illegal and also grounds for disciplinary action, including suspension or termination of employment or other relationship with the Firms.

Every Supervised Person must be familiar with and observe this policy. If you are in doubt about the application of this policy you should consult with the CCO before proceeding with any transaction.

Questions and Answers for Supervised Persons

What is Prohibited?

The law prohibits a person who is an insider from:

a) subscribing for, purchasing or selling or entering into an agreement to subscribe for, purchase or sell any securities about which price sensitive information which is not generally available is known;

b) procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;

c) trading on the stock market in securities about which price sensitive information which is not generally available is known; or

d) directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

Example: You are an executive secretary at an investment advisory firm. You are processing a large “buy” order for a client of the firm, who happens to be a director of a large drug company. You believe based upon what you have overheard that the client’s drug company is onto a new medicine for cancer. It seems clear that this drug is a major breakthrough. You call a stockbroker and place an order for 10,000 shares in Big Drug Company Limited. Analysis: This is insider trading conduct which exposes you to fines, imprisonment and disciplinary action.

Who is an “insider”?

An “insider” is any person who possesses information that is not generally available where that information would reasonably be expected to have a material effect on the price or value of securities of the company. An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned. It is irrelevant how the information was obtained.

When do you possess inside information?

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You are in possession of inside information when you have actual or imputed knowledge of information about securities that is not generally available and is price sensitive and you know or ought reasonably to know that the information is not generally available and is price sensitive. Information is generally available if it is:

• readily observable;

• made known to persons who commonly invest in securities; or

• a deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

For example, the following information would be considered to be generally available:

• general market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;

• information obtained by investment research which is based on information freely made available by companies to the researcher and is generally made available to anyone making similar inquiries;

• published information of investment advisers and brokers.

Before information can be considered to be generally available, a reasonable period must have elapsed after the information was first made known, for the information to be disseminated among investors.

When is information price sensitive?

Information will be regarded as price sensitive where a reasonable person would expect the information to have a material effect on the price or value of the securities. A material effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell those securities.

How can I check if I have inside information?

It will often be difficult to determine whether any particular information is inside information. In cases where you know information is price sensitive and not generally available you should immediately treat that information as inside information. If you do not know if the information is price sensitive and not generally available you should consider whether there is anything about the information and the surrounding circumstances which could mean that you ought reasonably to know that the information is price sensitive and not generally available. If there is anything to suggest this, you must treat the information as inside information until you become certain whether or not it is inside information. If you are not certain whether you have inside information, you should contact the CCO before engaging in any securities transaction.

What is tipping?

Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and is also prohibited by the law.

What if I am not sure?

If you are not sure whether you may deal in securities consistently with this policy you should discuss the situation with the CCO.

Recordkeeping

With regard to its Code, the Firms will maintain the following books and records for a period of five years following the end of the fiscal year during which the last entry was made on such record, the first two years in an easily accessible location:

a) A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years;

b) Records of violations of the Code, including records of the actions taken subsequent to such violations;

c) Signed acknowledgements from each person who is currently, or was at some point during the past five years, subject to the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

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d) A record of the names of all persons who were Access Persons at any time within the past five years;

e) A record of each transaction and holding report made by an Access Person, and, if applicable, all brokerage statements received by the Firms for an Access Person;

f) A record of any decision and the reasons supporting the decision, to approve the acquisition of securities by Access Persons through an initial public offering or private placement;

g) Pre-clearance authorizations with respect to specified securities transactions of Access Persons.

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